Exhibit 21

Subsidiaries of 8point3 Energy Partners LP

Entity Name	Jurisdiction
8point3 Operating Company, LLC	Delaware
FSAM Lost Hills Blackwell Holdings, LLC	Delaware
FSAM NS Holdings, LLC	Delaware
FSAM SG2 Holdings, LLC	Delaware
Maryland Solar LLC	Delaware
Solar Star California XIII, LLC	Delaware
Solar Star California XIII Parent, LLC	Delaware
Solar Star California XXX, LLC	Delaware
Solar Star California XXXI, LLC	Delaware
Solar Star California XXXII, LLC	Delaware
SSCA XIII Holding Company, LLC	Delaware
SSCA XIII Managing Member, LLC	Delaware
SSCA XXXI Holding Company, LLC	Delaware
SSCA XXXI Managing Member, LLC	Delaware
SunPower Commercial Holding Company I, LLC	Delaware
SunPower Commercial Managing Member I, LLC	Delaware
SunPower Residential I, LLC	Delaware